UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2006

ARBINET-THEXCHANGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2006, Arbinet-thexchange, Inc. (“Arbinet” or the “Company”) announced that its Board of Directors has formed a special committee of independent directors (the “Special Committee”) to explore a broad range of strategic alternatives to enhance shareholder value. The Special Committee is composed of Robert C. Atkinson, Michael J. Donahue, Roger H. Moore and Michael J. Ruane, each an independent director of Arbinet. Mr. Donahue will serve as the Chairman of the Special Committee. As Chairman of the Special Committee, Mr. Donahue will receive a one-time payment of $35,000. The other members of the Special Committee will each receive a one-time payment of $25,000.

Item 8.01 Other Events.

On October 23, 2006, Arbinet announced that its Board of Directors formed a Special Committee to explore a broad range of strategic alternatives to enhance shareholder value. These alternatives include, but are not limited to, a revised business plan, operating partnerships, joint ventures, strategic alliances, a recapitalization, and the sale or merger of the Company. The Special Committee is composed of Robert C. Atkinson, Michael J. Donahue, Roger H. Moore and Michael J. Ruane, each an independent director of Arbinet. Mr. Donahue will serve as the Chairman of the Special Committee. The Special Committee has retained Jefferies & Company, Inc. as its financial advisors and Goodwin Procter LLP as its legal counsel to assist it in its work.

Arbinet cannot assure you that this strategic alternatives review process will result in any changes to the Company’s current business plan or any transaction or agreement. Arbinet undertakes no obligation to provide updates on the progress or status of the strategic alternatives review process or of any strategic alternatives under consideration.

On October 23, 2006, the Company issued a press release regarding the matters described in this Item 8.01 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Arbinet-thexchange, Inc. dated October 23, 2006*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

By:	/s/ W. Terrell Wingfield, Jr.
Name:	W. Terrell Wingfield, Jr.
Title:	General Counsel and Secretary

Date: October 23, 2006

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Arbinet-thexchange, Inc. dated October 23, 2006*

*	Filed herewith.